Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GP Strategies Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-236015, 333-178892 and 333-123949) on Form S-8 and registration statements (Nos. 333-169603, 333-97531, and 333-110611) on Form S-3 of GP Strategies Corporation of our reports dated March 10, 2020, with respect to the consolidated balance sheets of GP Strategies Corporation as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of GP Strategies Corporation.

Our report dated March 10, 2020, on the consolidated financial statements, refers to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 842, Leases, effective January 1, 2019. This change was adopted using the modified retrospective method.
Our report dated March 10, 2020, on the consolidated financial statements, refers to the adoption of FASB ASC Topic 606, Revenue from Contracts with Customers, effective January 1, 2018. This change was adopted using the modified retrospective method.
Our report dated March 10, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that GP Strategies Corporation did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses were identified and included in management's assessment:
Our risk assessment process was not effective in considering changes to the business operations, personnel and other factors affecting certain financial reporting processes, and we did not have sufficient resources available to perform the risk assessment process and implement controls in the requisite timeframe. This resulted in:

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Ineffective program change management controls over program and data changes affecting the ERP financial IT applications. Specifically, the change management process was not designed properly to demonstrate the completeness and approval of all configuration changes that have occurred. The related detective control to monitor changes was not implemented. Also, the control over access to migrate changes into the production environment was determined to be ineffective.

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Ineffective user access controls to adequately restrict user access to financial applications and related data commensurate with job responsibilities. Management did not perform appropriate user access reviews.

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Ineffective general information technology controls over the ERP system resulting in ineffective automated controls and manual controls that are dependent upon the completeness and accuracy of information derived from the ERP system. This includes automated and manual controls over all significant accounts presented in the consolidated financial statements.

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Ineffective risk assessment to ensure controls were designed and implemented to respond to the risks within the revenue and human resources processes company-wide as well as other processes specific to only TTi Global, Inc., which was acquired on November 30, 2018.

/s/ KPMG LLP

Baltimore, Maryland
March 10, 2020